Exhibit 99.1

401 Merritt 7

Norwalk, CT 06851

(203) 614-5600

www.frontier.com

Frontier Communications Reports Second Quarter 2019 Results

•	Total second quarter revenue of $2.07 billion

•	Net loss of $5.32 billion, includes a goodwill impairment of $5.45 billion

•	Second quarter Adjusted EBITDA[1] of $882 million

•	Net broadband unit losses of 71,000

•	Realized a $160 million annualized transformation program EBITDA benefit in second quarter; expecting a $200 million annualized exit-rate transformation EBITDA benefit at year-end 2019

•	Reducing 2019 Adjusted EBITDA guidance range to $3.35 billion to $3.42 billion; reducing 2020 transformation benefit target

•	Company maintains liquidity of $786 million as of June 30, 2019

Norwalk, Conn., August 6, 2019 – Frontier Communications Corporation (NASDAQ:FTR) today reported financial results for the second quarter ended June 30, 2019.

“We continue to strive to optimize our business by leveraging our best assets for future growth while managing the segments of our business in secular decline by executing on cost efficiency programs and selective capital investment. Although we achieved second quarter Adjusted EBITDA of $882 million, we continue to be challenged by ongoing revenue declines, content cost escalations, higher labor costs, and other pressures across the business,” said Dan McCarthy, President and CEO.

“The reduction in 2019 guidance reflects pressures on the business and planned incremental investments in both Consumer and Commercial during the second half of the year,” Mr. McCarthy continued. “The expense-reduction initiatives of the transformation program have resulted in an annualized EBITDA benefit of $160 million in the second quarter. We now expect to attain in-year EBITDA benefits of $110 million to $150 million in 2019, as compared to our prior target of $50

[1]	Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Measures” for a description of this measure and its calculation. See Schedule A on page 13 for a reconciliation to net income/(loss).

million to $100 million. That said, we are reducing our target of $500 million in annualized EBITDA benefits exiting 2020 to a range of $200 million to $250 million largely because of challenges in achieving targets for improvements in revenue and customer trends. We continue to anticipate a 2019 exit-rate of $200 million in annualized EBITDA benefits, driven almost entirely by cost reductions rather than revenue improvements.”

Consolidated Results

Consolidated revenue for the second quarter of 2019 was $2.07 billion, as compared with $2.10 billion in the first quarter. Within second quarter consolidated revenue, Consumer revenue was $1.05 billion, Commercial revenue was $922 million, and subsidy revenue was $95 million.

Net loss for the second quarter of 2019 was $5.32 billion, representing a net loss per common share of $51.07. Net loss included a $5.45 billion goodwill impairment or $4.93 billion net of tax, a $384 million loss on the anticipated sale of operations and assets in Washington, Oregon, Idaho, and Montana, and $31 million of restructuring expenses. The impairment reflects, among other things, our expectation of continued revenue declines because of pressures on the business, reduced expectations for the transformation program, the long-term sustainability of our capital structure, a lower outlook for our overall industry, and the cumulative impact of all these factors on business trends going forward. Our goodwill balance as of June 30, 2019 is $276 million, and further impairments are possible as a result of ongoing reviews of the business and operations.

Second quarter Adjusted EBITDA was $882 million, representing an Adjusted EBITDA margin2 of 42.7%. This compares with Adjusted EBITDA of $873 million in the first quarter of 2019. The benefits from our transformation program yielded a $26 million sequential increase. The second quarter also had approximately $10 million of net benefits related to some expenses being lower than originally estimated or accrued as well as the deferral of certain investments and expenses including delays in anticipated staffing. Offsetting these benefits was the impact of a $34 million sequential decline in revenue.

Net cash provided from operating activities for the second quarter of 2019 was $575 million and operating free cash flow3 was $300 million. For the four-quarter period ended June 30, 2019, net cash provided from operating activities was $1,746 million and operating free cash flow was $592 million.

[2]

Adjusted EBITDA margin is a non-GAAP measure of performance, calculated as Adjusted EBITDA, divided by total revenue. See “Non-GAAP Measures” on page 5 for a description of this measure and its calculation. See Schedule A on page 13 for a reconciliation of EBITDA to net loss.

[3]

Operating free cash flow is a non-GAAP measure of liquidity derived from net cash provided from operating activities. See “Non-GAAP Measures” on page 5 for a description of this measure and its calculation and Schedule A on page 13 for a reconciliation to net cash provided from operating activities.

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Consumer Business Highlights

•	Revenue of $1.05 billion. The sequential decline was driven by customer losses.

•

Customer churn of 2.14%, an increase from the first quarter of 2019. The level of second quarter churn was impacted by seasonality, an elevated level of rolloff of bill credits offered to customers in 2017, and ongoing industry pressure.

•

Consumer fiber broadband net losses were 10,000 and consumer copper broadband net losses were 46,000, in each case reflecting seasonality and increased churn. Both Consumer fiber broadband and Consumer copper broadband revenue declined sequentially, reversing the trend in the first quarter. Broadband accounts for more than 40% of Consumer revenue.

•	Average Revenue Per Customer (ARPC) of $88.68, a sequential decrease largely reflecting video customer declines.

Commercial Business Highlights

•	Revenue of $922 million.

•	Total commercial customers of 390,000 compared with 400,000 during the first quarter of 2019.

•

Commercial wholesale revenue declined 0.5% sequentially, with the decline in legacy circuits and voice being nearly offset by the increase in Ethernet and other services. Wholesale represents slightly more than half of Commercial revenue. Wireless backhaul, one element of wholesale revenue, represents less than 3% of total company revenue, and continued revenue declines are expected.

•	Commercial SME revenue declined 1.8% sequentially largely driven by the ongoing decline in voice services. Voice revenue accounts for approximately half of SME revenue.

Capital Structure

As previously announced, the Finance Committee of the Board of Directors is evaluating Frontier’s capital structure. This includes considering, evaluating and negotiating capital markets and/or financing transactions and/or strategic alternatives. Frontier remains committed to reducing debt and improving its leverage profile.

Developments include the following:

•	As of June 30, 2019, Frontier’s leverage ratio[4] was 4.69:1.

•	On May 28, 2019 we entered into a definitive agreement to sell operations and all associated assets in Washington, Oregon, Idaho, and Montana for $1.352 billion in cash at closing.

•	Three new directors were elected to our Board on June 6, 2019.

•	As of June 30, 2019, the company had total liquidity[5] of $786 million.

[4]	Leverage ratio is calculated as net debt (total debt less cash and cash equivalents) divided by Adjusted EBITDA for the most recent four quarters. See Schedule C on page 15 for its calculation.
[5]

Total liquidity is calculated as revolver borrowing availability ($850M in borrowing capacity, less outstanding borrowings of $250 million and letters of credit of $81 million issued under the revolver), plus cash and cash equivalents of $267 million.

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Guidance

Guidance for 2019 is being updated.

•	Adjusted EBITDA of $3.35 billion to $3.42 billion, which includes an anticipated $110 million to $150 million benefit from the transformation program during 2019

•	Capital expenditures – Approximately $1.20 billion, plus up to an additional $15 million in capital to prepare for the announced divestiture

•	Cash taxes – Less than $25 million

•	Cash pension/OPEB – Approximately $175 million; Cash pension/OPEB contribution has been $77 million through June 30, 2019

•	Cash interest expense – Approximately $1.475 billion

•	Operating free cash flow – $290 million to $360 million

The company does not intend to provide any further commentary regarding its financial outlook going forward, and this includes making any further revisions to guidance.

Divestiture Announced

As previously announced, the company has entered into a definitive agreement to sell operations and all associated assets in Washington, Oregon, Idaho, and Montana.

•	Received early termination of Hart-Scott-Rodino Act waiting period

•	Federal Communication Commission and required state applications filed

•	Approval process proceeding as planned

•	Second quarter revenue was $152 million

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Non-GAAP Financial Measures

Frontier uses certain non-GAAP financial measures in evaluating its performance, including EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, operating free cash flow, adjusted operating expenses, and leverage ratio, each of which is described below. Management uses these non-GAAP financial measures internally to (i) assist in analyzing Frontier’s underlying financial performance from period to period, (ii) analyze and evaluate strategic and operational decisions, (iii) establish criteria for compensation decisions, and (iv) assist in the understanding of Frontier’s ability to generate cash flow and, as a result, to plan for future capital and operational decisions. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors regarding Frontier’s financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures (i) provide a more comprehensive view of Frontier’s core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation, and planning decisions and (iii) present measurements that investors and rating agencies have indicated to management are useful to them in assessing Frontier and its results of operations.

A reconciliation of these measures to the most comparable financial measures calculated and presented in accordance with GAAP is included in the accompanying tables. These non-GAAP financial measures are not measures of financial performance or liquidity under GAAP, nor are they alternatives to GAAP measures and they may not be comparable to similarly titled measures of other companies.

EBITDA is defined as net income (loss) less income tax expense (benefit), interest expense, investment and other income (loss), pension settlement costs, gains/losses on extinguishment of debt, and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenue.

Adjusted EBITDA is defined as EBITDA, as described above, adjusted to exclude, certain pension/OPEB expenses, restructuring costs and other charges, stock-based compensation expense, goodwill impairment charges, and certain other non-recurring items. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by total revenue.

Management uses EBITDA, EBITDA margin, adjusted EBITDA and adjusted EBITDA margin to assist it in comparing performance from period to period and as measures of operational performance. Management believes that these non-GAAP measures provide useful information for investors in evaluating Frontier’s operational performance from period to period because they exclude depreciation and amortization expenses related to investments made in prior periods and are determined without regard to capital structure or investment activities. By excluding capital expenditures, debt repayments and dividends, among other factors, these non-GAAP financial measures have certain shortcomings. Management compensates for these shortcomings by utilizing these non-GAAP financial measures in conjunction with the comparable GAAP financial measures.

Adjusted net income (loss) attributable to Frontier common shareholders is defined as net income (loss) attributable to Frontier common shareholders and excludes, restructuring costs and other charges, pension settlement costs, goodwill impairment charges, certain income tax items and the income tax effect of these items, and certain other non-recurring items. Adjusting for these items allows investors to better understand and analyze Frontier’s financial performance over the periods presented.

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Management defines operating free cash flow, a non-GAAP measure, as net cash provided from operating activities less capital expenditures. Management uses operating free cash flow to assist it in comparing liquidity from period to period and to obtain a more comprehensive view of Frontier’s core operations and ability to generate cash flow. Management believes that this non-GAAP measure is useful to investors in evaluating cash available to service debt and pay dividends. This non-GAAP financial measure has certain shortcomings; it does not represent the residual cash flow available for discretionary expenditures, as items such as debt repayments and preferred stock dividends are not deducted in determining such measure. Management compensates for these shortcomings by utilizing this non-GAAP financial measure in conjunction with the comparable GAAP financial measure.

Adjusted operating expenses is defined as operating expenses adjusted to exclude depreciation and amortization, restructuring and other charges, goodwill impairment charges, certain pension/OPEB expenses, stock-based compensation expense, and certain other non-recurring items. Investors have indicated that this non-GAAP measure is useful in evaluating Frontier’s performance.

Leverage ratio is calculated as net debt (total debt less cash and cash equivalents) divided by Adjusted EBITDA for the most recent four quarters. Investors have indicated that this non-GAAP measure is useful in evaluating Frontier’s debt levels.

The information in this press release should be read in conjunction with the financial statements and footnotes contained in Frontier’s documents filed with the U.S. Securities and Exchange Commission.

Conference Call and Webcast

Frontier will host a conference call today at 4:30 P.M. Eastern time. Management will present prepared remarks. There will not be a question and answer session. In connection with the conference call and as a convenience to investors, Frontier furnished today, under cover of a Current Report on Form 8-K, additional materials regarding second quarter 2019 results. The conference call will be webcast and may be accessed in the Webcasts & Presentations section of Frontier’s Investor Relations website at www.frontier.com/ir.

A telephonic replay of the conference call will be available in the Webcasts & Presentations section of Frontier’s Investor Relations website at www.frontier.com/ir.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) is a leader in providing communications services to urban, suburban, and rural communities in 29 states. Frontier offers a variety of services to residential customers over its fiber-optic and copper networks, including video, high-speed internet, advanced voice, and Frontier Secure® digital protection solutions. Frontier Business offers communications solutions to small, medium, and enterprise businesses. More information about Frontier is available at www.frontier.com.

Forward-Looking Statements

This earnings release contains “forward-looking statements,” related to future events. Forward-looking statements address Frontier’s expected future business, financial performance, and financial condition, and contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “may,” “will,” “would,” or “target.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Frontier, particular uncertainties that could cause actual results to be materially different than those expressed in such forward-looking statements include: declines in revenue from Frontier’s voice services, switched and non-

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switched access and video and data services that it cannot stabilize or offset with increases in revenue from other products and services; Frontier’s ability to successfully implement strategic initiatives, including our transformation program; competition from cable, wireless and wireline carriers, satellite, and OTT companies, and the risk that Frontier will not respond on a timely or profitable basis; Frontier’s ability to successfully adjust to changes in the communications industry, including the effects of technological changes and competition on its capital expenditures, products and service offerings; risks related to disruptions in Frontier’s networks, infrastructure and information technology that may result in customer loss and/or incurrence of additional expenses; the impact of potential information technology or data security breaches or other cyber attacks or other disruptions; Frontier’s ability to retain or attract new customers and to maintain relationships with customers, employees or suppliers; Frontier’s ability to hire or retain key personnel; Frontier’s ability to realize anticipated benefits from recent acquisitions; Frontier’s ability to dispose of certain assets or asset groups on terms that are attractive to it, or at all; Frontier’s ability to effectively manage its operations, operating expenses, capital expenditures, debt service requirements and cash paid for income taxes and liquidity; Frontier’s ability to defend against litigation and potentially unfavorable results from current pending and future litigation; adverse changes in the credit markets, which could impact the availability and cost of financing; Frontier’s ability to repay or refinance its debt through, among other things, accessing the capital markets, notes repurchases and/or redemptions, tender offers and exchange offers; adverse changes in the ratings given to Frontier’s debt securities by nationally accredited ratings organizations; covenants in Frontier’s indentures and credit agreements that may limit Frontier’s operational and financial flexibility as well as its ability to access the capital markets in the future; the effects of state regulatory requirements that could limit Frontier’s ability to transfer cash among its subsidiaries or dividend funds up to the parent company; the effects of governmental legislation and regulation on Frontier’s business; the impact of regulatory, investigative and legal proceedings and legal compliance risks; government infrastructure projects that impact capital expenditures; continued reductions in switched access revenue as a result of regulation, competition or technology substitutions; the effects of changes in the availability of federal and state universal service funding or other subsidies to Frontier and its competitors; Frontier’s ability to meet its remaining CAF II funding obligations and the risk of penalties or obligations to return certain CAF II funds; Frontier’s ability to obtain future subsidies, including participation in the proposed RDOF program; Frontier’s ability to effectively manage service quality and meet mandated service quality metrics; the effects of changes in accounting policies or practices; the impact of current and potential future impairment charges with respect to goodwill or other intangible assets; the effects of changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments, including the risk that such changes may benefit Frontier’s competitors more than it, as well as potential future decreases in the value of Frontier’s deferred tax assets; the effects of increased medical expenses and pension and postemployment expenses; Frontier’s ability to successfully renegotiate union contracts; changes in pension plan assumptions, interest rates, discount rates, regulatory rules and/or the value of Frontier’s pension plan assets, which could require Frontier to make increased contributions to its pension plans; the effects of changes in both general and local economic conditions in the markets that Frontier serves; the effects of severe weather events or other natural or man-made disasters, which may increase operating and capital expenses or adversely impact customer revenue; and the risks and other factors contained in Frontier’s filings with the U.S. Securities and Exchange Commission, including its reports on Forms 10-K and 10-Q. These risks and uncertainties may cause actual future results to be materially different than those expressed in such forward-looking statements. Frontier has no obligation to update or revise these forward-looking statements and does not undertake to do so.

INVESTOR CONTACT:	MEDIA CONTACTS:
Luke Szymczak	Javier Mendoza		Brigid Smith
Vice President	Vice President	or	Assistant Vice President
(203) 614-5044	(562) 305-2345		(203) 614-5042
luke.szymczak@ftr.com	javier.mendoza@ftr.com		brigid.smith@ftr.com

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Frontier Communications Corporation

Unaudited Consolidated Financial Data

	For the quarter ended			For the six months ended
($ in millions and shares in thousands, except per share amounts)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Statement of Operations Data
Revenue	$2,067	$2,101	$2,162	$4,168	$4,361

Operating expenses:
Network access expenses	318	338	369	656	741
Network related expenses	445	456	478	901	961
Selling, general and administrative expenses	445	456	460	901	929
Depreciation and amortization	454	484	486	938	991
Goodwill impairment	5,449	—	—	5,449	—
Loss on disposal of Northwest Operations	384	—	—	384	—
Restructuring costs and other charges	31	28	2	59	6

Total operating expenses	7,526	1,762	1,795	9,288	3,628

Operating income (loss)	(5,459)	339	367	(5,120)	733
Investment and other income (loss), net	(9)	(9)	5	(18)	13
Pension settlement costs	—	—	25	—	25
Gain (Loss) on early extinguishment of debt	—	(20)	—	(20)	33
Interest expense	383	379	385	762	759

Income (Loss) before income taxes	(5,851)	(69)	(38)	(5,920)	(5)
Income tax expense (benefit)	(534)	18	(20)	(516)	(7)

Net income (loss)	(5,317)	(87)	(18)	(5,404)	2
Less: Dividends on preferred stock	—	—	54	—	107

Net loss attributable to Frontier common shareholders	$(5,317)	$(87)	$(72)	$(5,404)	$(105)

Weighted average shares outstanding—basic and diluted	104,118	103,885	78,026	103,987	77,685
Basic and diluted net loss per common share	$(51.07)	$(0.84)	$(0.92)	$(51.97)	$(1.35)

Other Financial Data:
Capital expenditures	$275	$305	$321	$580	$618
Dividends declared—Preferred stock	$—	$—	$54	$—	$107

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Frontier Communications Corporation

Unaudited Consolidated Financial Data

	For the quarter ended			For the six months ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
($ in millions)
Selected Statement of Operations Data
Revenue:
Data and Internet services	$963	$967	$973	$1,930	$1,958
Voice services	629	650	682	1,279	1,384
Video services	260	268	270	528	550
Other	120	124	140	244	275

Customer revenue	1,972	2,009	2,065	3,981	4,167
Subsidy revenue	95	92	97	187	194

Total revenue	$2,067	$2,101	$2,162	$4,168	$4,361

Other Financial Data
Revenue:
Consumer	$1,050	$1,077	$1,095	$2,127	$2,223
Commercial	922	932	970	1,854	1,944

Customer revenue	1,972	2,009	2,065	3,981	4,167
Subsidy revenue	95	92	97	187	194

Total revenue	$2,067	$2,101	$2,162	$4,168	$4,361

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Frontier Communications Corporation

Unaudited Consolidated Financial and Operating Data

	For the quarter ended			For the six months ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Customers (in thousands)	4,292	4,395	4,667	4,292	4,667
Consumer customer metrics
Customers (in thousands)	3,902	3,995	4,237	3,902	4,237
Net customer additions (losses)	(93)	(65)	(86)	(158)	(160)
Average monthly consumer revenue per customer	$88.68	$89.14	$85.28	$88.94	$85.79
Customer monthly churn	2.14%	1.99%	1.95%	2.07%	1.94%
Commercial customer metrics
Customers (in thousands)	390	400	430	390	430
Broadband subscriber metrics (in thousands)
Broadband subscribers	3,626	3,697	3,863	3,626	3,863
Net subscriber additions (losses)	(71)	(38)	(32)	(109)	(75)
Video (excl. DISH) subscriber metrics (in thousands)
Video subscribers	738	784	902	738	902
Net subscriber additions (losses)	(46)	(54)	(32)	(100)	(60)
Video - DISH subscriber metrics (in thousands)
DISH subscribers	190	198	219	190	219
Net subscriber additions (losses)	(8)	(7)	(8)	(16)	(16)
Employees	19,872	20,439	21,718	19,872	21,718

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Frontier Communications Corporation

Condensed Consolidated Balance Sheet Data

	(Unaudited)
($ in millions)	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$267	$354
Accounts receivable, net	674	723
Assets held for sale	1,405	—
Other current assets	268	253

Total current assets	2,614	1,330
Property, plant and equipment, net	12,999	14,187
Other assets	1,952	8,142

Total assets	$17,565	$23,659

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due within one year	$440	$814
Liabilities held for sale	134	—
Accounts payable and other current liabilities	1,726	1,747

Total current liabilities	2,300	2,561
Deferred income taxes and other liabilities	2,679	3,140
Long-term debt	16,357	16,358
Equity (deficit)	(3,771)	1,600

Total liabilities and equity (deficit)	$17,565	$23,659

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Frontier Communications Corporation

Unaudited Consolidated Cash Flow Data

	For the six months ended
($ in millions)	June 30, 2019	June 30, 2018
Cash flows provided from (used by) operating activities:
Net income (loss)	$(5,404)	$2
Adjustments to reconcile net income (loss) to net cash provided from (used by) operating activities:
Depreciation and amortization	938	991
(Gain) Loss on extinguishment of debt	20	(33)
Pension settlement costs	—	25
Stock-based compensation expense	7	9
Amortization of deferred financing costs	15	17
Other adjustments	1	(20)
Deferred income taxes	(519)	(9)
Goodwill impairment	5,449	—
Loss on disposal of Northwest Operations	384	—
Change in accounts receivable	(1)	37
Change in accounts payable and other liabilities	(14)	(72)
Change in prepaid expenses, income taxes, and other assets	(19)	(24)

Net cash provided from operating activities	857	923
Cash flows provided from (used by) investing activities:
Capital expenditures	(580)	(618)
Proceeds on sale of assets	74	11
Other	1	(10)

Net cash used by investing activities	(505)	(617)
Cash flows provided from (used by) financing activities:
Long-term debt payments	(1,999)	(1,714)
Proceeds from long-term debt borrowings	1,650	1,600
Proceeds from revolving debt	450	—
Repayment of revolving debt	(475)	—
Financing costs paid	(44)	(39)
Dividends paid on preferred stock	—	(53)
Premium paid to retire debt	—	(17)
Finance lease obligation payments	(17)	(17)
Other	(4)	(8)

Net cash used by financing activities	(439)	(248)
Decrease in cash, cash equivalents, and restricted cash	(87)	58
Cash, cash equivalents, and restricted cash at January 1,	404	376

Cash, cash equivalents, and restricted cash at June 30,	$317	$434

Supplemental cash flow information:
Cash paid (received) during the period for:
Interest	$712	$716
Income tax payments, net	$5	$5

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SCHEDULE A

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended			For the six months ended
($ in millions)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
EBITDA
Net income (loss)	$(5,317)	$(87)	$(18)	$(5,404)	$2
Add back (subtract):
Income tax expense (benefit)	(534)	18	(20)	(516)	(7)
Interest expense	383	379	385	762	759
Investment and other (income) loss, net	9	9	(5)	18	(13)
Pension settlement costs	—	—	25	—	25
(Gain) Loss on extinguishment of debt	—	20	—	20	(33)

Operating income (loss)	(5,459)	339	367	(5,120)	733
Depreciation and amortization	454	484	486	938	991

EBITDA	$(5,005)	$823	$853	$(4,182)	$1,724
Add back:
Pension/OPEB expense	19	20	23	39	45
Restructuring costs and other charges	31	28	2	59	6
Stock-based compensation expense	4	3	5	7	9
Storm-related insurance proceeds	—	(1)	—	(1)	—
Work stoppage costs	—	—	1	—	8
Goodwill impairment	5,449	—	—	5,449	—
Loss on disposal of Northwest Operations	384	—	—	384	—

Adjusted EBITDA	$882	$873	$884	$1,755	$1,792

EBITDA margin	-242.1%	39.1%	39.5%	-100.3%	39.5%
Adjusted EBITDA margin	42.7%	41.6%	40.9%	42.1%	41.1%
Free Cash Flow
Net cash provided from operating activities	$575	$282	$672	$857	$923
Capital expenditures	(275)	(305)	(321)	(580)	(618)

Operating free cash flow	$300	$(23)	$351	$277	$305

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SCHEDULE B

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended						For the six months ended
	June 30, 2019		March 31, 2019		June 30, 2018		June 30, 2019		June 30, 2018
($ in millions, except per share amounts)	Net Income (Loss)	Basic Earnings (Loss) Per Share	Net Income (Loss)	Basic Earnings (Loss) Per Share	Net Income (Loss)	Basic Earnings (Loss) Per Share	Net Income (Loss)	Basic Earnings (Loss) Per Share	Net Income (Loss)	Basic Earnings (Loss) Per Share
Net loss attributable to Frontier common shareholders	$(5,317)	$(51.07)	$(87)	$(0.84)	$(72)	$(0.92)	$(5,404)	$(51.97)	$(105)	$(1.35)

Restructuring costs and other charges	31		28		2		59		6
Pension settlement costs	—		—		25		—		25
(Gain) Loss on extinguishment of debt	—		20		—		20		(33)
Goodwill impairment	5,449		—		—		5,449		—
Loss on disposal of Northwest Operations	384		—		—		384		—
Storm-related insurance proceeds	—		(1)		—		(1)		—
Work stoppage costs	—		—		1		—		8
Certain other tax items (1)	87		30		(12)		117		(8)
Income tax effect on above items:
Restructuring costs and other charges	(8)		(5)		—		(13)		(1)
Pension settlement costs	—		—		(6)		—		(6)
(Gain) Loss on extinguishment of debt	—		(4)		—		(4)		9
Goodwill impairment	(524)		—		—		(524)		—
Work stoppage costs	—		—		—		—		(2)

	$5,419	$52.05	$68	$0.65	$10	$0.12	$5,487	$52.77	$(2)	$(0.03)
Adjusted net income (loss) attributable to Frontier common shareholders(2)	$102	$0.98	$(19)	$(0.18)	$(62)	$(0.80)	$83	$0.80	$(107)	$(1.38)

(1)

Includes impact arising from federal research and development credits, changes in certain deferred tax balances, state tax law changes, state filing method change, and the net impact of uncertain tax positions.

(2)	Adjusted net income (loss) attributable to Frontier common shareholders may not sum due to rounding.

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SCHEDULE C

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended			For the six months ended
($ in millions)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Adjusted Operating Expenses
Total operating expenses	$7,526	$1,762	$1,795	$9,288	$3,628

Subtract:
Depreciation and amortization	454	484	486	938	991
Goodwill impairment	5,449	—	—	5,449	—
Loss on disposal of Northwest Operations	384	—	—	384	—
Pension/OPEB expense	19	20	23	39	45
Restructuring costs and other charges	31	28	2	59	6
Stock-based compensation expense	4	3	5	7	9
Storm-related insurance proceeds	—	(1)	—	(1)	—
Work stoppage costs	—	—	1	—	8

Adjusted operating expenses	$1,185	$1,228	$1,278	$2,413	$2,569

For the quarter ended
June 30, 2019
Leverage Ratio
Numerator
Long-term debt	$16,357
Long-term debt due within one year	440
Cash and cash equivalents	(267)

$16,530

Denominator
Adjusted EBITDA - last 4 quarters	$3,528

Leverage Ratio	4.69x

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